Exhibit 99.2

Transcept Pharmaceuticals Announces Plan to Resubmit Intermezzo® New Drug

Application Following Meeting with the U.S. Food & Drug Administration

Point Richmond, Calif., September 14, 2011 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) announced today its plan to resubmit to the U.S. Food and Drug Administration (FDA) its New Drug Application (NDA) seeking approval of Intermezzo® (zolpidem tartrate sublingual tablet) for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep.

The plan to resubmit the Intermezzo® NDA results from a meeting today with the FDA during which the FDA generally agreed with a Transcept proposal to reduce the recommended Intermezzo® dose for women from 3.5 mg to 1.75 mg, and to keep the recommended Intermezzo® dose for men at 3.5 mg. The Transcept proposal also includes new instructions stating that Intermezzo® should only be taken if patients have at least 4 hours of bedtime remaining, and that patients should refrain from driving for at least 1 hour after arising and until 5 hours after dosing Intermezzo®.

Based on discussion with the FDA, Transcept does not plan to conduct additional studies prior to the resubmission of the Intermezzo® NDA and expects to resubmit the Intermezzo® NDA by the end of September 2011. The FDA has informed Transcept that if the planned resubmission is adequately concise in summarizing morning zolpidem levels and evidence that the levels are safe given the proposed labeling, it may be able to consider the resubmission as a two-month, Class 1 review under FDA guidelines. Transcept can provide no assurance that the resubmission will be reviewed by the FDA as a Class 1 resubmission or that the content of the resubmission will be sufficient to support approval of Intermezzo®.

Glenn A. Oclassen, President and Chief Executive Officer of Transcept, stated “We are pleased that the FDA has expressed general agreement with our proposal to address the concerns expressed in the July 2011 Intermezzo® Complete Response Letter. We look forward to working with the FDA to complete the review of this important new treatment strategy for insomnia characterized by middle of the night awakening.”

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) as a prescription sleep aid for use as needed when a middle of the night awakening is followed by difficulty returning to sleep. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is also developing TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include our expectations around the timing for filing, the FDA classification, and the associated FDA review period, for the planned Intermezzo® NDA resubmission, and that the planned resubmission will be deemed complete and accepted by the FDA; and the sufficiency of the planned Intermezzo® NDA resubmission to satisfy FDA concerns and support approval of Intermezzo® for use in its intended indication. Transcept may not actually meet these expectations and carryout these plans. Various important factors that could cause actual events to differ materially from the forward-looking statements that Transcept makes, include any FDA deemed insufficiencies in the planned Intermezzo® NDA resubmission package; success in our efforts to seek approval for Intermezzo®; and the business of Transcept generally. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the Securities and Exchange Commission. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as may be required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Thomas Soloway

Chief Financial Officer

(510) 215-3510

tsoloway@transcept.com